Exhibit 10.1

November 5, 2026

Douglas K. Ammerman

William P. Foley, II

Hugh R. Harris

C. Malcolm Holland

Mona Aboelnaga Kanaan

Mark D. Linehan

Frank R. Martire

Barry B. Moullet

William T. Royan

Cherie L. Schaible

James B. Stallings

Woody Tyler

Re:	Acceleration of Unvested Equity

Ladies and Gentlemen:

On November 4, 2026, the Cannae Board of Directors approved that if any of you resign as a director, or elect not to stand for re-election to the Board of Directors, Cannae will accelerate the vesting of your outstanding, but not vested, Cannae restricted stock and equity-based incentive awards that are outstanding on your last day of service with Cannae.

This letter does not limit or replace my prior letter to the Cannae Board dated March 17, 2025 indicating that if any of you are not re-elected to the Board of Directors by a vote from the Cannae shareholders, Cannae will accelerate the vesting of your outstanding, but not vested, Cannae restricted stock and equity-based incentive awards that are outstanding on your last day of service with Cannae.

Thank you for your continued service with Cannae.

Sincerely,

/s/ Michael L. Gravelle
Executive Vice President, General Counsel and Corporate Secretary